Filed pursuant to Rule 433(d)

Registration No. 333-155429

Dated February 10, 2009

PACCAR Inc

Medium-Term Notes, Series A

$250,000,000 6.375% Notes due 2012

$500,000,000 6.875% Notes due 2014

PRICING TERM SHEET

Medium-Term Notes, Series A
6.375% Notes due 2012

Issuer:	PACCAR Inc

Ratings:	A1/AA- (Moody’s/S&P)

Principal Amount:	$250,000,000

Maturity Date:	February 15, 2012

Trade Date:	February 10, 2009

Original Issue Date (Settlement):	February 13, 2009

Issue Price (Price to Public):	99.892%

Interest Rate:	6.375% per annum

Yield to Maturity:	6.415%

Interest Payment Dates:	Semi-annually, each February 15 and August 15, commencing August 15, 2009

Treasury Benchmark:	UST 1.125% due January 15, 2012

Spread to Benchmark:	500 bps

Benchmark Yield:	1.415%

Optional Redemption:	Make Whole call as set forth in the preliminary pricing supplement (treasury rate plus 50 basis points)

Change of Control:

Upon the occurrence of a Change of Control Triggering Event (as defined in the preliminary pricing supplement to which this pricing term sheet relates), PACCAR Inc will be required to make an offer to purchase the notes due 2012 at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to but not including the date of repurchase

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	69373UAB3

ISIN:	US69373UAB35

Joint Book-Running Managers:	Banc of America Securities LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.

Co-Managers:	ANZ Securities Inc.
BNP Paribas Securities Corp.
HSBC Securities USA Inc.
Mitsubishi UFJ Securities International plc
RBC Capital Markets Corporation

Global Settlement:	Through The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg

Medium-Term Notes, Series A
6.875% Notes due 2014

Issuer:	PACCAR Inc

Ratings:	A1/AA- (Moody’s/S&P)

Principal Amount:	$500,000,000

Maturity Date:	February 15, 2014

Trade Date:	February 10, 2009

Original Issue Date (Settlement):	February 13, 2009

Issue Price (Price to Public):	99.974%

Interest Rate:	6.875% per annum

Yield to Maturity:	6.881%

Interest Payment Dates:	Semi-annually, each February 15 and August 15, commencing August 15, 2009

Treasury Benchmark:	UST 1.75% due January 31, 2014

Spread to Benchmark:	500 bps

Benchmark Yield:	1.881%

Optional Redemption:	Make Whole call as set forth in the preliminary prospectus supplement (treasury rate plus 50 basis points)

Change of Control:

Upon the occurrence of a Change of Control Triggering Event (as defined in the preliminary pricing supplement to which this pricing term sheet relates), PACCAR Inc will be required to make an offer to purchase the notes due 2014 at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to but not including the date of repurchase

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	69373UAA5

ISIN:	US69373UAA51

Joint Book-Running Managers:	Banc of America Securities LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.

Co-Managers:	ANZ Securities Inc.
BNP Paribas Securities Corp.
HSBC Securities USA Inc.
Mitsubishi UFJ Securities International plc
RBC Capital Markets Corporation

Global Settlement:	Through The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.Y. and Clearstream Banking, société anonyme, Luxembourg

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

None of the securities ratings is a recommendation to buy, sell or hold the notes.  Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 800-294-1322, Barclays Capital Inc. toll free at 888-227-2275, ext 2663, or Citigroup Global Markets Inc. toll free at 877-858-5407.